Exhibit 99.1

Pasithea Therapeutics Announces Appointment of Kartik Krishnan, M.D., Ph.D. as Chief Medical Officer

MIAMI, FL., May 4, 2026 (GLOBE NEWSWIRE) - Pasithea Therapeutics Corp. (NASDAQ: KTTA) (“Pasithea” or the “Company”), a clinical-stage biotechnology company developing PAS-004, a next-generation macrocyclic MEK inhibitor, today announced the appointment of Kartik Krishnan, M.D., Ph.D. as Chief Medical Officer (CMO) of the Company, effective May 1, 2026. Dr. Krishnan will oversee all clinical development and medical strategy as the Company advances PAS-004 through the clinic for the treatment of neurofibromatosis type 1 (NF1) associated plexiform and cutaneous neurofibromas.

“We are delighted to welcome Dr. Krishnan, who is recognized for his strategic approach to clinical development and commitment to improving patient outcomes, to our executive leadership team. Dr. Krishnan has a proven record of advancing novel therapies from early discovery through late-stage clinical development and regulatory approval at both global biopharmaceutical organizations and smaller biotech companies,” said Dr. Tiago Reis Marques, Chief Executive Officer of Pasithea. “We believe his experience developing cobimetinib, a FDA-approved MEK inhibitor, is particularly relevant to our mission, and that his expertise will directly benefit the progression of our PAS-004 program.”

Dr. Krishnan commented, “I am honored to join Pasithea at this point in the Company’s evolution, and excited for the opportunity to lead the development of PAS-004 in NF1 and potentially for other rare and pediatric diseases. PAS-004 has demonstrated a differentiated pharmacokinetic (PK) profile that may hit the sweet spot between safety, tolerability and efficacy. Given my familiarity with the development of cobimetinib, I understand the broad potential of a safe, well-tolerated MEK inhibitor for NF1 patients and other rare and pediatric diseases.”

Dr. Krishnan has over 20 years of experience in clinical development, pharmacovigilance, clinical operations, regulatory affairs, and R&D strategy. Prior to joining Pasithea, Dr. Krishnan was Chief Executive Officer at OncoNano Medicines, a privately held company developing anti-cancer assets. Prior to that, Dr. Krishnan was Chief Medical Officer at Arcus Biosciences, a discovery and clinical development company focusing on combination therapies in immuno-oncology. Earlier in his career, he held various clinical development and medical director roles of increasing responsibility at companies including, Astex Pharmaceuticals, Genentech, Five Prime Therapeutics, BioMarin, and Amgen. Prior to joining industry, Dr. Krishnan held a faculty position in the Department of Pediatrics at the University of Arizona, with both clinical and primary research responsibilities.

While at Genentech, Dr. Krishnan was an integral part of the clinical team for cobimetanib (Cotellic™), contributing to the approval in the United States and Europe in 2015, for treatment of BRAF V600Emt or BRAF V600Kmt melanoma in combination with vemurafenib (Zelboraf™). In addition, Dr. Krishnan worked to establish development opportunities for this MEK inhibitor beyond melanoma, including monotherapy work in diseases such as Langerhans cell histiocytosis (for which cobimetinib was approved in 2022) and novel combinations in breast and colon cancer.

Dr. Krishnan received his B.A. in History (with Distinction) from the University of Virginia. He completed his M.D. and Ph.D. in Molecular, Biochemical and Biophysical Studies at Columbia University. His Ph.D. studies were completed in the lab of Dr. John Krolewski, focusing on JAK/STAT signaling in the interferon pathway. Dr. Krishnan trained in pediatrics at UCLA and in pediatric hematology and oncology at the Johns Hopkins University and the National Cancer Institute.

About Pasithea Therapeutics Corp.

Pasithea is a clinical-stage biotechnology company primarily focused on the research and development of its lead drug candidate, PAS-004, a next-generation macrocyclic MEK inhibitor intended for the treatment of RASopathies, MAPK pathway-driven tumors, and other diseases. The Company is currently testing PAS-004 in a Phase 1 clinical trial in patients with advanced cancer (NCT06299839), and a Phase 1/1b clinical trial in patients with neurofibromatosis type 1 (NF1)-associated plexiform neurofibromas with symptomatic and inoperable, incompletely resected, or recurrent PN (NCT06961565).

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the Company’s ongoing Phase 1 clinical trial of PAS-004 in advanced cancer patients, the Company’s ongoing Phase 1/1b clinical trial of PAS-004 in adult NF1 patients, and the safety, tolerability, pharmacokinetic (PK), pharmacodynamics (PD) and preliminary efficacy of PAS-004, as well as all other statements, other than statements of historical fact, regarding the Company’s current views and assumptions with respect to future events regarding its business, as well as other statements with respect to the Company’s plans, assumptions, expectations, beliefs and objectives, the success of the Company’s current and future business strategies, product development, pre-clinical studies, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth and financing opportunities and other statements that are predictive in nature. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including risks that future clinical trial results may not match results observed to date, may be negative or ambiguous, or may not reach the level of statistical significance required for regulatory approval, as well as other factors set forth in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the U.S. Securities and Exchange Commission. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements, whether as a result of new information, future events, or otherwise, after the date of this release, except as required by law.

Pasithea Therapeutics Contact

Patrick Gaynes
Investor Relations
pgaynes@pasithea.com